UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. __________)(1)


                    Developers Diversified Realty Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)


                             Class D Preferred Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    251591103
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                December 9, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


----------------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 251591103               SCHEDULE 13G                Page 2 of 10 Pages


================================================================================
 1 | NAME OF REPORTING PERSONS
   | S.S. or I.R.S. Identification No. of Above Persons
   |
   | AEW Capital Management, L.P.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   |                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | State of Delaware
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 140,000
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | None
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 140,000
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | None
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 140,000 shares of Class D Preferred Stock
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   | 6.087%
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON*
   | PN
================================================================================

                               * SEE INSTRUCTIONS

CUSIP No. 251591103               SCHEDULE 13G                Page 3 of 10 Pages


================================================================================
 1 | NAME OF REPORTING PERSONS
   | S.S. or I.R.S. Identification No. of Above Persons
   |
   | AEW TSF, L.L.C.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   |                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | State of Delaware
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 140,000
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | None
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 140,000
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | None
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 140,000 shares of Class D Preferred Stock
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   | 6.087%
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON*
   | OO
================================================================================

                               * SEE INSTRUCTIONS

CUSIP No. 251591103               SCHEDULE 13G                Page 4 of 10 Pages


================================================================================
 1 | NAME OF REPORTING PERSONS
   | S.S. or I.R.S. Identification No. of Above Persons
   |
   | AEW TSF, Inc.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   |                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | Delaware
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 140,000
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | None
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 140,000
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | None
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 140,000 shares of Class D Preferred Stock
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   | 6.087%
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON*
   | CO
================================================================================

                               * SEE INSTRUCTIONS

CUSIP No. 251591103               SCHEDULE 13G                Page 5 of 10 Pages


================================================================================
 1 | NAME OF REPORTING PERSONS
   | S.S. or I.R.S. Identification No. of Above Persons
   |
   | AEW Capital Management, Inc.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   |                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | Massachusetts
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 140,000
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | None
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 140,000
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | None
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 140,000 shares of Class D Preferred Stock
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   | 6.087%
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON*
   | CO
================================================================================

                               * SEE INSTRUCTIONS

CUSIP No. 251591103               SCHEDULE 13G                Page 6 of 10 Pages


================================================================================
 1 | NAME OF REPORTING PERSONS
   | S.S. or I.R.S. Identification No. of Above Persons
   |
   | AEW Targeted Securities Fund, L.P.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   |                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | Delaware
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 140,000
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | None
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 140,000
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | None
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 140,000 shares of Class D Preferred Stock
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   | 6.087%
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON*
   | LP
================================================================================

                               * SEE INSTRUCTIONS

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  Developers Diversified Realty Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  34555 Chagrin Boulevard, P.O. Box 8022
                  Chagrin Falls, Ohio 44022-8022

Item 2(a).        Names of Person Filing:

                  AEW Capital Management, L.P.
                  AEW Capital Management, Inc.
                  AEW TSF, L.L.C.
                  AEW TSF, Inc.
                  AEW Targeted Securities Fund, L.P.

Item 2(b).        Business Mailing Address for the Person Filing:

                  225 Franklin Street
                  Boston, MA 02110


Item 2(c).        Citizenship:

                  Massachusetts for AEW Capital Management, Inc.
                  Delaware for all other entities

Item 2(d).        Title of Class of Securities:

                  Class D Preferred Stock

Item 2(e).        CUSIP Number:

                  251591103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership:

                  (a)  Amount Beneficially Owned:

                           140,000 shares of Class D Preferred Stock

                  (b) Percent of Class:

                           6.087%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote: shares of Class D Preferred Stock

                           (ii)     shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the disposition of: shares of Class D Preferred Stock

                           (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.  Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.  Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:
                         AEW CAPITAL MANAGEMENT, L.P.

                         By:   AEW Capital Management, Inc., its general partner

                         By:   /s/ James J. Finnegan
                               ------------------------
                               Name:   James J. Finnegan
                               Title:  Vice President


                         AEW CAPITAL MANAGEMENT, INC.

                         By:   /s/ James J. Finnegan
                               ------------------------
                               Name:   James J. Finnegan
                               Title:  Vice President

                         AEW TSF, L.L.C.

                         By:   AEW TSF, Inc., its managing member

                         By:   /s/ James J. Finnegan
                               -----------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                         AEW TSF, Inc.

                         By:   /s/ James J. Finnegan
                               -----------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                         AEW Targeted Securities Fund, L.P.

                         By:   AEW TSF, L.L.C., its general partner

                         By:   AEW TSF, Inc., its managing member

                         By:   /s/ James J. Finnegan
                               -----------------------
                               Name:  James J. Finnegan
                               Title: Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class D Preferred Stock of Developers Diversified Realty Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of December, 1998.

                                 AEW CAPITAL MANAGEMENT, L.P.

                                 By: AEW Capital Management, Inc., its general partner

                                 By:  /s/ James J. Finnegan
                                      ------------------------
                                      Name:  James J. Finnegan
                                      Title:  Vice President


                                 AEW CAPITAL MANAGEMENT, INC.

                                 By:  /s/ James J. Finnegan
                                      ------------------------
                                      Name:  James J. Finnegan
                                      Title:  Vice President


                                 AEW TSF, L.L.C.

                                 By:  AEW TSF, Inc., its managing member

                                 By:  /s/ James J. Finnegan
                                      -----------------------
                                      Name: James J. Finnegan
                                      Title: Vice President


                                 AEW TSF, Inc.

                                 By:  /s/ James J. Finnegan
                                      -----------------------
                                      Name: James J. Finnegan
                                      Title: Vice President


                                 AEW Targeted Securities Fund, L.P.

                                 By:  AEW TSF, L.L.C., its general partner

                                 By:  AEW TSF, Inc., its managing member

                                 By:  /s/ James J. Finnegan
                                      -----------------------
                                      Name: James J. Finnegan
                                      Title: Vice President